Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

March 6, 2015

Board of Directors

Waterstone Financial, Inc.

11200 W. Plank Court

Wauwatosa, Wisconsin 53226

Re:	Waterstone Financial, Inc. - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 3,542,000 shares of common stock, par value $0.01 per share (the “Shares”) of Waterstone Financial, Inc. (the “Company”) and stock options to purchase common stock of Waterstone Financial, Inc. (“Stock Options”), to be issued pursuant to the Waterstone Financial, Inc. 2015 Equity Incentive Plan (the “Equity Plan”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation of the Company, the Equity Plan,  the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares, when issued in accordance with the terms and conditions of the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC